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Exhibit 14.1

ROCKWOOD SPECIALTIES GROUP, INC.
AND ITS SUBSIDIARIES
Code of Business Conduct and Ethics

Introduction

        This Code of Business Conduct and Ethics embodies the commitment of Rockwood Specialties Group, Inc. and its subsidiaries (collectively referred to as the "Company") to conduct our business in accordance with all applicable laws and regulations, our existing internal policies and procedures and the highest ethical standards. All employees, managers, officers and members of our Board of Directors are expected to adhere to the provisions of this Code that apply to them. All of us must take personal responsibility for conducting ourselves in a way that reflects positively on our business and that is in keeping with the letter and spirit of the law and the principles set forth in this Code.

        This Code does not cover every ethical situation or issue that may affect you as an employee, manager or director. Employees, managers, supervisors, officers and directors should strive to identify and resolve potential ethical issues before they lead to problems. Any questions concerning the interpretation or application of this Code or other ethical questions should be directed to our Chief Legal Officer.

Compliance with Law and Company Policies and Procedures

        It is the Company's policy to comply with all applicable laws and regulations, including but not limited to antitrust, labor and environmental, and our internal policies and procedures. It is the personal responsibility of each employee, manager, supervisor, officer and director to understand and comply with all laws, regulations, and policies that apply to his or her position with the Company. You are responsible for talking to your manager or supervisor or general manager to determine which laws, regulations and policies apply to your position.

Accuracy of Company Records and Public Disclosure

        It is the Company's policy that the information in its public communications, including filings with the Securities and Exchange Commission ("SEC"), be full, fair, accurate, timely and understandable. All employees, managers, supervisors and directors who are involved in the Company's disclosure process are responsible for acting in furtherance of this policy.

        If you are involved in the preparation of the Company's financial statements, you must do so according to applicable accounting standards and rules so that all transactions are properly and timely recorded and the financial statements fairly and completely reflect the operations and financial condition of the Company.

        If you have reason to believe that any of the Company's books and records are not being maintained in an accurate or complete manner, or that any misleading statement has been made to an internal or an outside auditor or included in the Company's SEC filings, or that material information has been withheld from an internal or outside auditor or omitted from our SEC filings, you are expected to report this immediately to the Company's Chief Legal Officer.

        We understand that you may have concerns about confidentiality and we respect your desire for anonymity in certain circumstances. For this reason, you may also report any information to Rockwood's Anonymous Hotline at 1-(877) 778-5463 for callers in the United States and 001-(877) 778-5463 for international callers. The Hotline is available 24 hours a day, seven days a week. Calls to the Hotline are answered by trained representative at Report-It, an independent third party service. If you make an anonymous report, you will be able to call back to follow-up on the status of your report. The Hotline also provides translation services for individuals who prefer to speak in a language other than English.

        If you call the Hotline, the service representative will listen as you describe the situation and ask you questions so that it can properly report the concern. A summary of the call will then be forwarded to the Compliance Officer for resolution with the appropriate level of management. Complaints regarding financial matters including accounting, internal controls and auditing matters will be promptly forwarded to the Audit Committee of the Board of Directors for investigation and resolution.

Insider Trading

        Generally, it is both illegal and against Company policy for any employee, manager, officer or director who is aware of material nonpublic information relating to the Company or another company to buy or sell any securities of the Company or such other company. Passing such information on to another person, or recommending that such other person buy or sell securities based on inside information—sometimes known as "tipping"—is generally also illegal and against Company policy. Additional trading restrictions apply to executive officers and directors.

Protection and Proper Use of Company Assets

        All employees, managers, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste can have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes only.

Conflicts of Interest

        Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company's Chief Legal Officer.

        A "conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the Company. A conflict situation can arise when you take actions or have interests that may make it difficult to perform your work for the Company objectively and effectively. Conflicts can also arise when you obtain improper personal benefits for yourself or for your family members or others as a result of your position with the Company. A conflict situation is also likely to arise if you have a business connection with our depositors, borrowers, customers, suppliers, vendors or competitors (other than on the Company's behalf).

        Any employee, manager, officer or director who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with the Company's Chief Legal Officer. Any such transaction or relationship should be avoided unless specifically approved.

Gifts and Entertainment

        Employees, managers, officers and directors should use good judgment when giving or accepting gifts or entertainment in business settings. Any such gift should be consistent with customary business practice and not excessive in value. No gift should be given or accepted in violation of applicable law, and no gifts should be solicited. Please discuss with your supervisor or general manager any gifts or proposed gifts which you are not certain are appropriate.

Corporate Opportunities

        Employees, managers, officers and directors owe a duty to the Company to advance the Company's legitimate business interests when the opportunity to do so arises. Employees, managers,

officers and directors are prohibited from taking for themselves (or directing to a third party) a business opportunity or investment that is discovered through the use of Company property, information or your position, unless the Company has already been offered the opportunity and expressly turned it down. More generally, employees and directors are prohibited from using corporate property, information or their position for personal gain or competing with the Company.

Confidentiality

        In carrying out the Company's business, employees, managers, officers and directors may learn confidential or proprietary information about the Company or third parties. Confidential or proprietary information includes, among other things, any nonpublic information concerning the Company, including its business, financial performance, marketing or strategic plans, customers, and product pricing information, as well as any nonpublic information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

        You may not disclose any confidential or proprietary information to others outside the Company or use such information for your own or someone else's benefit. Within the Company, such information should be disclosed only to those who need the information to carry out their business responsibilities. You should also be careful not to discuss such matters with family members or business or social acquaintances or in places where you may be overheard.

Customer Privacy

        We recognize our responsibility to protect customer information that is supplied to or learned by us in conjunction with our customer relationships. Employees, managers, officers and directors are expected to safeguard the privacy, confidentiality and security of any information our customers entrust to the Company. The Company has in place a privacy policy that contains our specific commitments with regard to the privacy of our customer information. Employees, managers, officers and directors with access to customer information are expected to familiarize themselves with our privacy policy and procedures and to comply with them in conducting our business.

Intellectual Property

        The Company's intellectual property, including but not limited to marketing databases, strategic plans, trade secrets, customer lists, pricing, brochures and software developed by or for the Company, constitutes an important and valuable part of the Company's assets. The Company expects its employees, managers, officers and directors to assist it in securing, preserving, and enforcing the Company's intellectual property rights.

Competition and Fair Dealing

        We seek to outperform our competition in a fair and honest manner. We do not seek competitive advantages through illegal or unethical business practices. Each employee, manager, officer and director should endeavor to deal fairly with the Company's depositors, borrowers, customers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair practice. The unauthorized use of the intellectual property of others is strictly prohibited.

Treatment of Employees

        We are firmly committed to providing equal opportunity in all aspects of employment. We will not tolerate any illegal discrimination or harassment of any kind.

        The Company expects employees, managers, officers and directors to treat colleagues, employees, and others with whom you interact with respect and dignity. The Company seeks to encourage an atmosphere in which openness, cooperation and consultation are the norms.

Waivers of the Code

        Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by law.

Reporting of Violations

        Employees, managers, officers and directors should be alert and sensitive to situations that could result in violations of law or of the standards of ethical conduct set forth in this Code. If you believe your own conduct, or that of another employee, officer or director may have violated the law or this Code, you have an obligation to report the matter.

        Generally, you should raise such matters first with your immediate supervisor or manager. If you are not comfortable bringing the matter up with your supervisor or manager, or have done so and do not believe he or she has dealt with the matter properly, then you should raise the matter with the Chief Legal Officer or the Rockwood Hotline (which may be done on an anonymous basis). All such communications will be handled discreetly and will be kept confidential to the extent feasible. Alternatively, you may raise any legal or ethical concerns you may have (on a confidential and anonymous basis if you desire) with the Company's Chairman of the Audit Committee of our Board of Directors.

        It is the Company's policy not to allow retaliation for reports of misconduct by others made in good faith. However, any person who knowingly makes a false report of questionable behavior will be subject to disciplinary action.

Enforcement of the Code

        The Company is committed to upholding the highest standards of ethical business conduct. The Company will investigate any allegations of misconduct. All employees, managers, officers and directors are expected to cooperate with any such investigation. Employees, managers, officers and directors who violate the law or this Code will be subject to disciplinary measures, which may include reprimand, suspension without pay, demotion, termination, and reporting of violations of law to the appropriate authorities. In determining what action is appropriate in a particular case, the Company will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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  Exhibit 14.1